Exhibit 99.1

Signing Day Sports Announces Selected Financial Results for Nine and Three Months Ended September 30, 2024

Achieves 119% Revenue Growth For Nine Months Ended September 30, 2024 Compared to 2023 Comparable Period

SCOTTSDALE, Ariz., November 15, 2024 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today provided a business update and announced selected financial results for the nine and three months ended September 30, 2024.

Daniel Nelson, Chief Executive Officer and Chairman of Signing Day Sports, commented, “During the past quarter, our team continued to provide student-athletes and their families with valuable and supportive experience guiding them through the recruitment process. In Q3 2024, we experienced an increase of over 60% in student-athlete subscriptions on the Signing Day Sports app compared to the same period in 2023. Each day, we are proud to guide these student-athletes toward meaningful opportunities to play at a higher level.”

Financial results for the nine months ended September 30, 2024

●	Revenue totaled approximately $0.49 million for the nine months ended September 30, 2024, compared to approximately $0.23 million for the comparable 2023 period.

●	Cost of revenues totaled approximately $0.16 million for the nine months ended September 30, 2024, compared to approximately $0.04 million for the nine months ended September 30, 2023.

●	Advertising and marketing expenses were approximately $0.09 million for the nine months ended September 30, 2024, compared to approximately $0.31 million for the 2023 comparable period.

●	General and administrative expenses were approximately $4.77 million for the nine months ended September 30, 2024, compared to approximately $1.84 million for the 2023 comparable period.

●	Net loss was approximately $5.41 million, and diluted loss per share was $0.34, for the nine months ended September 30, 2024, compared to a net loss of approximately $2.68 million, and diluted loss per share of $0.35, for the nine months ended September 30, 2023.

Financial results for the three months ended September 30, 2024

●	Revenue totaled approximately $0.06 million for the quarter ended September 30, 2024, relatively flat compared to the comparable 2023 quarter.

●	Cost of revenues totaled approximately $0.03 million for the three months ended September 30, 2024, compared to approximately $0.01 million for the three months ended September 30, 2023.

●	Advertising and marketing expenses were approximately $(0.001) million for the three months ended September 30, 2024, compared to approximately $0.76 million for the 2023 comparable period.

●	General and administrative expenses were approximately $1.46 million for the three months ended September 30, 2024, compared to approximately $0.57 million for the 2023 comparable period.

●	Net loss was approximately $1.60 million, and diluted loss per share was $0.09, for the three months ended September 30, 2024, compared to a net loss of approximately $0.9 million, and diluted loss per share of $0.12, for the three months ended September 30, 2023.

The selected results included in this press release should be reviewed together with the Company’s complete financial results as of and for the nine and three months ended September 30, 2024. The complete financial results for the nine and three months ended September 30, 2024, are available in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 14, 2024, and is available at: www.sec.gov.

Signing Day Sports

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. These risks, uncertainties and other factors are, in some cases, beyond our control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com